Exhibit 4.23
CERTIFICATE OF TRUST
OF
SOVEREIGN CAPITAL TRUST VIII
     THIS CERTIFICATE OF TRUST OF Sovereign Capital Trust VIII (the “Trust”), is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act, 12 Del.C. §§ 3801, et seq. (the “Act”).
1. NAME. The name of the statutory trust formed hereby is Sovereign Capital Trust VIII.
2. RESIDENT TRUSTEE. The name and business address of the trustee of the Trust meeting the requirements of Section 3807 of the Act is Bank of New York (Delaware), 502 White Clay Center, Route 273, Newark, Delaware 19711.
3. EFFECTIVE DATE. This Certificate of Trust will be effective upon filing.
4. COUNTERPARTS. This Certificate of Trust may be executed in two (2) or more counterparts, each of which will be deemed to be an original copy of this Certificate of Trust and all of which, when taken together, shall be deemed to constitute one and the same Certificate of Trust. Any party to this Certificate of Trust may deliver an executed copy hereof by facsimile transmission to the other and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Certificate of Trust.
     IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this Certificate of Trust in accordance with the Act.

The Bank of New York, as Property Trustee
By:	/s/ Mary La Gumina
Name:	Mary La Gumina
Title:	Vice President

The Bank of New York (Delaware), as Delaware Trustee
By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

/s/ Thomas R. Brugger
Thomas R. Brugger, Administrative Trustee

/s/ Thomas D. Cestare
Thomas D. Cestare, Administrative Trustee

/s/ Larry K. Davis
Larry K. Davis, Administrative Trustee